Exhibit 10.1
          Execution Version

September 29, 2026

Cogent Advisory LLC
Mr. Stuart Kovensky
[address]

Dear Mr. Kovensky:
On behalf of Teads Holding Co., a Delaware corporation (the “Company”), I am pleased to invite you to become a member of the board of directors of the Company (the “Board”).
You will serve on the Board as an independent and disinterested director (a “Director”), as such term has been construed in accordance with relevant law. Your service on the Board will be in accordance with, and subject to, the Company’s certificate of incorporation and bylaws, as the same may be amended from time to time, and applicable law.
By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or its controlling equityholders that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company or (b) make decisions and carry out your responsibilities as a member of the Board in accordance with the terms of the Company’s organizational documents and applicable law.
The Company recognizes that you are or may become an officer, director or employee of entities other than the Company. However, you represent that you do not currently perform and agree that you do not intend to perform, during your service on the Board, similar duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company. Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance specifying the name of the organization for which you propose to perform such services and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company. During your service on the Board, we request that you make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board (any such subcommittee, a “Subcommittee”), and make yourself available to the Company at mutually convenient times and places as appropriate and convenient. The Company will make reasonable business efforts to facilitate your participation in Company affairs, including, without limitation, by (a) providing reasonable advance notice of anticipated Board and Company activity and (b) by facilitating your participation via telephone and/or video conference.
As a member of the Board, you will receive cash compensation paid monthly in advance (the “Monthly Fee”) at a rate of $40,000 per month. Payment of the Monthly Fee will be prorated to reflect your actual term of service, based on a start date of September 29, 2026, and will continue until such date as you cease to serve on the Board. In addition, during your term of

          Execution Version
service, you shall be compensated on a “per diem” basis at a rate of $4,000, payable in cash, for days on which you devote five or more hours of your time to activities outside the scope of normal Board duties, including preparing for or participating in legal proceedings, interviews, or depositions, or participating in other unique activities deemed necessary by the Company. Following your term of service, you shall be compensated at a rate of $800 per hour which you devote to any requested business of the Company including, without limitation, participating in legal proceedings, hearings, interviews, or depositions relating to the Company.
You will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company as a member of the Board.
You will be covered by the Company’s directors’ and officers’ insurance policy (or policies) and such insurance shall cover you to at least the same extent as any other director of the Company. The Company shall maintain such insurance in form and amount no less favorable than the insurance applicable to directors of the Company as of the date of this letter agreement, unless as otherwise agreed with you. The Company will indemnify you, as a Director of the Company, pursuant to and to the maximum extent provided by the Company’s certificate of incorporation, bylaws, and applicable law, as in effect on the date of this letter agreement; provided, that the Company shall indemnify Director only if Director did not engage in gross negligence, willful misconduct, or bad faith; provided, further, that the Company shall indemnify Director in connection with a proceeding (or claim or part thereof) initiated by Director only if (a) such proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses or indemnification under this letter agreement, (b) such claim or part thereof takes the form of a counterclaim, cross-claim, or third-party claim within a proceeding, where that proceeding was not initiated by the Director, or (c) such proceeding (or claim or part thereof) was authorized by the Board.
A Director may voluntarily resign in which event this letter agreement shall terminate as of the date of such resignation. A Director may also be removed under the procedures set forth in the Company’s certificate of incorporation and bylaws, or by order of a court of competent jurisdiction, in which event this letter agreement shall terminate on the effective date of such removal. The compensation, reimbursement, indemnification, insurance, confidentiality, non-disparagement, and return of proprietary information obligations set forth in this letter agreement shall continue in full force following such resignation or removal as to any conduct that took place, or liability incurred, or obligation arising, prior to the date of such resignation or removal.
You and the Company each acknowledge that for you to perform your duties as a Director, you shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates, including, but not limited to: business methods; financial data; strategic plans; client and vendor lists; financial and business information; planning, advertising, and marketing information; Company research and development; technical data and technical prototypes; information regarding the principals, employees, and consultants of the Company; and other proprietary information, trade secrets, and business information that is owned by or pertains to the Company or any of its products, customers, or vendors, all of which are unique

          Execution Version
assets of the Company or its affiliates (collectively, the “Confidential Information”). You covenant that you shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association, or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, arbitrator, governmental body, agency, or official, (iii) to your attorneys, accountants, auditors, insurers, and advisors who are subject to an obligation to keep the Confidential Information confidential, or (iv) to the extent such information (A) is generally known to the public, (B) was known to you prior to its disclosure to you by the Company, (C) was obtained by you from a third party which, to your knowledge, was not prohibited from disclosing such information to you pursuant to any contractual, legal, or fiduciary obligation, or (D) was independently derived by you without any use of Confidential Information.
Upon your resignation or removal as a Director, or at any other time upon the Company’s request, you shall immediately return to the Company any and all books, records, files, forms, samples, reports, accounts, papers, agreements, documents, and any other Confidential Information (regardless of the media in which stored) and all copies thereof, as well as any and all Company property provided to you (including without limitation computers, scanners, printers, cell phones, pagers, wireless handheld devices, fax machines, etc.).
You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with the laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Delaware. This letter shall be binding on any successor to the Company but shall not otherwise be assignable or delegable by the Company. Each party hereto hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this letter agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the federal courts sitting in the State of Delaware or, if such federal courts do not have jurisdiction, then to the state courts residing in the State of Delaware and appellate courts of any of the foregoing and (b) consents that any such action or proceeding shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties agree to waive their right to a trial by jury under any applicable state or federal law and to submit the suit to a trial before the bench.
This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The waiver by either party of the breach of any provision of this letter agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. This letter agreement may be executed, including electronically, in one or more counterparts, each of which shall be considered one and the same agreement. This letter may not be modified or amended

          Execution Version
except by a written agreement, signed by a duly authorized representative of the Company and by you.
All notices, requests, consents, and other communications hereunder shall be in writing. Further, all communications shall be addressed to the receiving party’s electronic or physical mail address set forth in the signature blocks or to such other address as a party may designate by notice.
We look forward to working with you.

Sincerely,

Teads Holding Co.

/s/ DAVID KOSTMAN
Name: David Kostman Title: Chief Executive Officer

ACCEPTED AND AGREED:
I accept and consent to be designated as a member of the Board and agree to so serve, subject to the terms and conditions set forth herein.

09/29/2026	/s/ STUART KOVENSKY
Date	Name: Stuart Kovensky Email: [email address]

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